Exhibit 10.15

General Agreement regarding Mortgage Loans by and Between

FIRST SOUTHERN NATIONAL BANK

And

UNIVERSAL GUARANTY LIFE INSURANCE COMPANY

INDEX

Item Description		Page
1	Description of the parties ……………………………………....................................................................................................................................……..…	3
2	General description of loan activity ……………………………....................................................................................................................................….…	3
3	UG mortgage loan guidelines ……………..…………………….....................................................................................................................................……	3
4	Loan limitations …………………………………………………….....................................................................................................................................…..	5
5	Representations and warranties by FSNB ……………………......................................................................................................................................……	5
6	Representations and warranties by UG ………………………......................................................................................................................................…….	6
7	Loan origination fees ………………………………………………....................................................................................................................................….	6
8	Loan servicing fees …………………………………………………....................................................................................................................................…	7
9	FSNB as agent for collection and servicing …………………….....................................................................................................................................…..	7
10	Termination of agency status …………………………………….....................................................................................................................................…..	8
11	Additional obligations of FSNB …………………………………...................................................................................................................................……	8
12	Application of the payments ……………………………………...................................................................................................................................…….	9
13	Additional loans by FSNB ………………………………………....................................................................................................................................……	10
14	Default ……………………………………………………………....................................................................................................................................…….	10
15	Access to records …………………………………………………....................................................................................................................................…..	11
16	Indemnification ……………………………………………………....................................................................................................................................…...	11
17	Miscellaneous …………………………………………………….....................................................................................................................................……	12

1.    Description of the parties

First Southern National Bank (“FSNB”) is a national bank with its principal executive office located at 99 Lancaster Street, Stanford, KY 40484.  Universal Guaranty Life Insurance Company (“UG”) is an Ohio domiciled life insurance company with its principal executive office located at 5250 South Sixth Street, Springfield, IL 62703.  FSNB and UG are affiliated through common ownership and control by Mr. Jesse T. Correll.

2.    General Description of Loan Activity

UG desires to maintain an investment program under which UG invests in loans originated by or participated to FSNB in the ordinary course of its banking business.  This arrangement will be effected through the use of a participation agreement between UG and FSNB.  A separate participation agreement will be entered into for each loan.  A copy of the loan participation agreement is attached to this agreement as Exhibit A.

3.    UG Mortgage Loan Guidelines

Objectives:
The primary function in issuing loans by UG is to make loans that are mutually beneficial to the insurance company, shareholders and potential borrowers.  As a part of this function it is the general policy to grant all sound loans that resources and opportunity affords.

Geographic Objectives:
The areas of service that UG shall be doing business in will be within a reasonable travel distance of UG’s home office.  All loans are to be spread over definite and various geographic and economic areas.

Statement of nondiscrimination:
UG shall not discriminate against any loan on the basis of race, color, religion, national origin, sex, familial status, marital status, physical condition, disability or age provided the applicant is of legal age to enter into contract.

Compliance With Policies:
The structure of this general credit policy is intended to provide guidelines in addition to constant factors for affecting a safe and sound loan portfolio.  Specific guidelines are to be just that – guidelines to assist in reaching UG’s desired projections.  Normal practices and prudent common sense will dictate the documentation requested.  Regulatory and/or statutory documentation must always be met.

Each credit situation will reflect that it has been analyzed in an effort to meet the safety and soundness goals of UG.  Any exceptions to this policy must be pre-approved by the Investment Committee.

Approval Authority:
Loans made or purchased shall be approved by two corporate officers, one of which must be the Chief Financial Officer or Executive Vice President.

Underwriting Requirements:
The Chief Financial Officer or his designee will be responsible for obtaining, evaluating and maintaining current financial data for each loan at origination and renewal.  Regular annual financials and income information is important for the ongoing awareness of the borrower’s ability to perform and protect UG’s investment.

Real Estate Loans:
For the purpose of this policy a real estate loan is defined as any loan whose purpose is to buy or hold/carry real estate with the loan being secured by the real estate.  All real estate loans must conform to requirements of the regulatory agencies.

UG should limit its risk to that which is commensurate with the return usually available to the insurance subsidiary as a lender.  The yield on any loan should meet the insurance subsidiary profit expectations after allowing for the cost of funds, the risk factors and the cost of administration.

The lending function has been a normal business risk.  UG, however, will always strive to maintain a high quality portfolio and to do so will only accept that risk which can be adequately measured and meets the insurance subsidiaries credit standards.

1
Collateral:  UG will in connection with the loans require real estate to be pledged as security.  All loans will be properly margined with both Fair Market Value and Liquidation Value determined in order to understand and minimize the insurance subsidiaries risk.

2	Capacity: All loans will be authorized from borrower’s past income statements, tax returns and pro-formas to insure that sufficient income is available to repay UG loans.
3	Character: FSNB shall do background checks and credit investigations to insure that potential borrowers have a past history of paying as agreed and promised on previous obligations to other creditors.
4
Conditions: Each loan will be reviewed to make sure that the type of loan being considered should be repaid as projected with no foreseeable outside conditions or sources affecting the repayment ability of the borrower.

5	Capital: Each loan shall be analyzed to insure that each borrower has a net worth or credit position sufficient to withstand an economic downturn so that UG can expect repayment in full.
6	Documentation: Each loan that UG makes or purchases shall have a file with the following documentation:
a)	Financial statements/Income statements
b)	Legal documentation evidencing debt (note)
c)	Real estate mortgage
d)	Title opinions or policies
e)	Appraisals/Market values

Concentration of Credit:
UG will, on a quarterly basis, report to the Investment Committee any concentration of credits to any one industry type of real estate or geographic location over 20% of the total portfolio.

Participation Loans:
UG will, from time to time, purchase loans from lenders who follow the same guidelines insofar as credit worthiness and documentation as UG has set forth in its investment policy.

All participation loans must be approved by the same committee as previously mentioned.

On an annual basis a review of the financial conditions of each institution that loans are purchased from will be performed and reported to the Investment Committee.

Documentation on participation loans will in addition have a written agreement between the seller of the loan and UG.  This agreement should set forth the seller’s responsibilities and what happens in the event of default and who is responsible to collect the note.

4.    Loan Limitations

Loans acquired by UG under this agreement shall be limited to and comply with the Ohio Revised Code section 3907.14 Investment of capital, surplus, and accumulations.

5.    Representations and Warranties by FSNB

FSNB makes the following representations and warranties to UG: (i) FSNB has provided and will provide UG with copies of all relevant credit and other information currently in the possession of FSNB, that were used by FSNB as a basis of and for its decision to make the Loan to the Borrower; (ii) the Originating Bank will provide UG with copies of the Loan documents that were executed (and/or are to be executed) by the Borrower as well as by other co-makers, guarantors and endorsers under the Loan; (iii) where the Loan is presently in existence, there are no events of default under the Loan and/or under the Loan documents, the Loan has not been classified on the books of FSNB, the Loan is presently on accrual status; and the terms of the Loan have not previously been renegotiated as a result of a prior deterioration in the Borrower's financial condition.

FSNB makes no representation or warranties, whether expressed or implied, to UG, as to the collectibility of the Loan, the continued solvency of the Borrower, or as to the existence, sufficiency or value of the collateral securing the Loan.

FSNB makes no representations or warranties, whether expressed or implied, to UG, as to the validity and enforceability of the Loan documents, other than that: (i) the Loan documents are validly executed by the Borrower, as well as, to the degree applicable, by the co-makers, guarantors and/or endorsers under the Loan; (ii) to the extent required under applicable law, the security agreements under the Loan were (and/or will be) properly recorded in order to result in the valid perfection of a security interest on the collateral subject to such agreements; and (iii) to the extent required under applicable law, FSNB has taken (and/or will continue to take) whatever additional actions may be necessary and proper to validly perfect and maintain a security interest on the collateral securing the Loan.

FSNB represents and warrants to UG that FSNB has and will follow the same procedures in its loan analysis and approval process for loans participated, transferred or otherwise conveyed to UG as is the common practice of FSNB for such loans as it would issue and own itself.

6.    Representations and Warranties by UG

UG represents and warrants to FSNB that UG based its decision to purchase or decline a participation ownership interest in the Loan solely upon UG's own independent evaluation of the Loan, the Borrower's creditworthiness and the existence, value and lien status of collateral securing the Loan.

7.    Loan Origination Fees

UG will reimburse FSNB a one-time fee upon closing of a loan originated through FSNB of one-half of one percent (.50%) of the original loan amount.  This fee is to cover costs incurred by FSNB relating to the origination of the loan.  The fee was established at a rate to only cover marginal costs incurred by FSNB with no profit or loss to FSNB.

8.    Loan Servicing Fees

First Southern will service all of the mortgage loans in which UG invests or has a participation interest with FSNB.  The rights and responsibilities of FSNB will be set out in the participation agreement UG and FSNB enters into evidencing UG’s investment, and participation in, the loan.  As agent for collection and servicing a loan, FSNB will collect payments due under the loan, maintain all loan documentation and provide all required notices, and enforce the rights of the lender in the event of default by the borrower.  Unless sooner terminated in accordance with the participation agreement, FSNB’s agency status will continue until the loan is paid in full or UG’s ownership interest in the loan is repurchased by FSNB.

In consideration of its services, FSNB will be entitled to a fee at the rate of 0.25% per annum, which will be offset against the interest otherwise payable to UG under the loan.  [For example, if the loan bears interest at the rate of 10.25%, the net amount UG will receive, net of the servicing fee, is 10%.]

Charges or fees for services performed shall be reasonable and in conformity with statutory accounting principles consistently applied.  The books, accounts, and records shall be so maintained as to clearly and accurately disclose the nature and details of the transactions including such accounting information as is necessary to support the reasonableness of the charges or fees to the respective parties.

9.    FSNB as Agent for Collection and Servicing

FSNB shall act as the disclosed agent of UG in connection with receipt and collection of UG's ownership interest in the Loan and in payments to be made thereunder.  FSNB shall additionally act as the disclosed agent of UG in connection with the continued servicing of the Loan.

The Originating Bank shall exercise the same degree of care and discretion in continuing to service the Loan and in collecting payments thereunder, as the Originating Bank would ordinarily take in servicing the Loan and in collecting payments thereunder solely for its own account.

FSNB may not, however, without the prior consent and concurrence of the Participant; (i) make or consent to any amendments in the terms and conditions of the Loan, or the terms of the note or notes evidencing the Loan, or in any security agreement or instrument securing the Loan; (ii) waive or release any claim against any Borrower and/or against any co-maker, guarantor or endorser under the Loan; (iii) make or consent to any release, substitution or exchange of collateral; (iv) accelerate payment under the Loan and/or under any note or notes evidencing the Loan; (v) commence any type of collection proceeding against the Borrower and/or against any co-maker, guarantor or endorser under the Loan; and/or (vi) seize, sell, transfer, assign, foreclose or attempt to exercise against any collateral securing the Loan.

UG may terminate the agency status of FSNB as provided in the following section of this Agreement.

10.  Termination of Agency Status

FSNB's agency status as outlined above shall terminate at the election of UG upon: (i) the insolvency, closing or liquidation of FSNB; (ii) if, within the opinion of UG, FSNB should fail to comply with its obligations as provided under this Agreement; or (iii) if FSNB and UG are unable to mutually agree as to a course of action to be taken with regard to collection of the Loan following the Borrower's default or as to any matter listed in the section “FSNB as agent for collection and servicing” of this Agreement.

Upon termination of FSNB's agency status, UG shall have the right to immediately notify the Borrower, directing the Borrower to forward principal and interest payments under the Loan directly to UG, in sufficient amounts to satisfy UG's then percentage ownership interest in the Loan.  FSNB shall join in this notice to the Borrower upon request by UG.

Unless otherwise provided herein, the remaining terms and conditions of this Agreement shall survive the termination of FSNB’s agency status.  Such remaining terms and conditions of this Agreement shall continue to apply until such time as the Loan is paid in full or UG's ownership interest in the Loan is repurchased by FSNB as provided below.

11.  Additional Obligations of FSNB

FSNB shall promptly notify UG should FSNB learn or have knowledge of the following: (i) any change in the financial condition of the Borrower, or any co-maker, guarantor or endorser under the Loan, which may have a material adverse effect upon continuation of the payments under the Loan or the Loan's ultimate collectibility; (ii) any material change in the value of collateral securing the Loan; (iii) any change in lien status as affecting the secured collateral; (iv) any request by the Borrower, or by any co-maker, guarantor or endorser under the Loan, for any change in the terms and conditions of the Loan, or in the terms of any note or notes evidencing the Loan, or in any security agreement or instrument securing the Loan; (v) any request by the Borrower, or by any co-maker, guarantor or surety under the Loan, or the release, substitution or exchange of any collateral securing the Loan; (vi) any request of the Borrower, or by any co-maker, guarantor or endorser under the Loan, for the release of any personal obligations of any such party under the Loan; (vii) any request by FSNB for any change in the terms and conditions of the Loan, or in the terms of any note or notes evidencing the Loan, or in any security agreement or instrument securing the Loan; (viii) any request by FSNB for an increase in and/or substitution or exchange of collateral securing the Loan; (ix) any failure by the Borrower to pay principal and/or interest payments under the Loan when due; and/or (x) the occurrence of any other event, which with the passage of time and/or failure to cure, would constitute an event of default under the Loan or under any note or notes evidencing the Loan, or under any security agreement or instrument securing the Loan.

As long as UG continues to have an ownership interest in the Loan, FSNB agrees to regularly provide UG with complete and current credit related and other information concerning the Borrower, the Loan and the collateral securing the Loan including without limitations, copies of: (i) current financial statements of the Borrower, as well as of all co-makers, guarantors and sureties under the Loan; (ii) any officer's certificates, financial and other statements and information submitted by the Borrower to FSNB in connection with the Loan; (iii) the records of FSNB reflecting the amounts and dates of receipt of principal and interest payments under the Loan; (iv) any information and/or documents in possession of FSNB bearing upon the continuing creditworthiness of the Borrower.

12.  Application of the Payments
One of the following two scenerios shall be used in the application of payments received on loans originated by FSNB in which UG has an interest.  Each loan shall in its individual agreement identify which payment application method will be utilized for that particular loan.

(a) FSNB and UG shall each share in all principal and interest payments and other collections under the Loan in proportion to their respective percentage ownership interests in the Loan (with appropriate provisions made for differences in interest rates between FSNB and UG).

(b) All principal payments under the Loan shall be first applied towards payment of UG's ownership interest in the Loan, until such time as UG's ownership interest is paid in full.  However, if there should be an event of default under the Loan (as provided under the Loan documents), FSNB and UG shall thereafter each share in subsequent principal and interest payments and/or collections in proportion to their respective percentage ownership interests in the Loan as existing at time of default (with appropriate provisions made for differences in interest rates between FSNB and UG).

Principal and interest payments and/or other amounts collected by FSNB under the Loan shall be held in trust for the benefit of UG, until such funds, representing UG's ownership interest in such payments under (a) or (b) above, are actually paid to and received by UG.

13.  Additional Loans by FSNB

UG recognizes and agrees that FSNB may have other existing loans and in the future may make additional loans to the Borrower and/or to other co-makers, guarantors, and sureties under the Loan, which other and/or additional loans may not be participated to UG.

UG further recognizes and agrees that FSNB shall have no obligation to attempt to collect payments under the Loan in preference and priority over the collection and/or enforcement of any other and/or additional loans by FSNB as referenced above.

FSNB, however, agrees that the proceeds of all collateral directly securing repayment of the Loan shall be applied first to the payment of the Loan as provided in “Application of the Payments” above.  Any excess proceeds may be applied by the Originating Bank to the payment of any other and/or additional loans then owing to FSNB, that may be indirectly secured by such collateral as a result of the inclusion of "cross-collateralization" provisions in the security agreements executed in connection with the Loan in favor of FSNB.

The parties hereto further agree that UG shall have no interest in any other property of the Borrower or any co-maker, guarantor or endorser, taken as security for any other and/or additional loan or loans made by FSNB, or acquired by FSNB or in any property now or hereafter in the possession or control of FSNB, which other property may indirectly secure repayment of the Loan by reason of "cross-collateralization"; except that, if any such other property or the proceeds thereof is applied to the reduction of the Loan, then UG shall be entitled to share in such an application of payment or payments as provided in “Application of the Payments” of this agreement.

14.  Default

Upon the occurrence of any event of default under the Loan, FSNB and UG shall consult as to a mutually agreed upon course of action to pursue in order to collect the amounts then owed under the Loan.

If UG and FSNB cannot mutually agree upon what course of action to take, or if FSNB should fail for any reason to take such mutually agreed upon action or actions to the satisfaction of UG, the parties hereto unconditionally agree that either FSNB or UG may then elect, upon written notice to the other, to accelerate payment under the Loan and/or under any note or notes evidencing the Loan, and to institute such legal proceedings as are necessary and appropriate, within the sole opinion of the instituting entity, to collect the indebtedness then due under the Loan, to enforce the security therefore, and to protect and preserve the respective rights and interests of the parties.  To that end, the entity instituting such proceedings shall make the other entity a party thereto and each entity shall bear the costs and expenses of such proceedings in proportion to their respective percentage interest in the loan existing at the time of the default.

In the event that UG elects to accelerate payment of the Loan and to institute legal proceedings as provided in (b) above, or upon FSNB's failure, insolvency and/or closing: (i) FSNB unconditionally agrees to immediately forward the original Loan documents (including, without limitation, the original of the Borrower's note or notes evidencing the Loan and all security agreements and instruments therefore) to UG, together with such other documents, files and records as may be necessary, within the opinion of UG and its counsel, to permit UG to institute appropriate collection and/or foreclosure proceedings under the Loan and/or against the collateral securing the Loan; (ii) FSNB shall further turn over any secured collateral in its possession to UG; (iii) FSNB additionally agrees to join in any demand letter or other communications forwarded by UG to the Borrower and/or to any co-makers, guarantors or endorsers under the Loan; (iv) FSNB further agrees to execute such additional documents in favor of UG as may be deemed to be necessary and proper by UG and its counsel to permit UG to foreclose against collateral securing the Loan under applicable state law procedures.

15.  Access to Records

All records pertaining to any participated loan under this agreement shall be made available to UG, its auditors, regulators or other designees, during normal business hours and at any other time on reasonable notice, for review, inspection, examination and reproduction.  Notwithstanding any provision herein to the contrary, FSNB will maintain adequate books and records of all transactions pertaining to the participated loans with UG for the duration of this Agreement and follow industry standard requirements regarding record retention.

16.  Indemnification

Indemnification of UG.  FSNB shall, to the fullest extent permitted by law, indemnify, defend and hold harmless UG's Indemnified Parties from and against, any Losses sustained or incurred by or asserted against, any UG's Indemnified Party which arise out of (a) any intentional or willful act or gross negligence of FSNB in performing the Services under this agreement, (b) any breach of or inaccuracy in the representations and warranties made by FSNB in item 5 of this Agreement and (c) any enforcement of this indemnity; provided, however, that FSNB shall not indemnify UG's Indemnified Parties for Losses to the extent that such Losses arise from acts or omissions of FSNB taken at the specific direction of UG.  “Losses” refers to any loss, liability, claim, damage, and expense (including reasonable attorneys' fees) resulting from a third party claim.

Indemnification of FSNB. UG shall, to the fullest extent permitted by law, indemnify and hold harmless FSNB and its directors, officers, employees, representatives, Affiliates, successors and permitted assigns (collectively, referred to hereinafter as "FSNB's Indemnified Parties") from and against all Losses sustained or incurred by, or asserted against, any Administrator's Indemnified Party which arise out of this Agreement, including the enforcement of its indemnity obligations under this Section, except to the extent such Losses are the result of FSNB’s intentional misconduct or gross negligence.

Notice of Claim. As soon as reasonably possible, but in no event subsequent to thirty (30) calendar days after receipt by an indemnified party hereunder of written notice of any demand, claim or circumstances which, upon the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Indemnity Claim") that may result in a Loss, such indemnified party shall give notice thereof ("Claims Notice") to the indemnifying party or parties. The Claims Notice shall describe the Indemnity Claim in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by such indemnified party. The failure of the indemnified party to give the Claims Notice within the time provided for herein shall not affect the indemnifying party's or parties' obligation under this section, except if, and then only to the extent that, such failure materially prejudices either the indemnifying party or parties or the ability to defend such Indemnity Claim by such indemnifying party or parties.

17.  Miscellaneous
UG may not sell, pledge, assign, sub-participate or otherwise transfer its percentage ownership interest under the Loan without first obtaining the prior written consent of FSNB, which consent shall not unreasonably be withheld.

This Agreement shall be governed and construed under the laws of the State of Ohio.

This Agreement shall be binding upon the parties hereto, as well as their respective legal representatives, successors and assigns.

All notices under this Agreement shall be in writing and mailed to the respective parties at the address given herein.

Should any provision of this Agreement be deemed invalid or unenforceable as contrary to applicable law, the parties hereto agree that such provision shall automatically be deemed to be reformed as to be consistent with applicable law.

UG has previously entered into mortgage loan participation agreements with FSNB under an agreement approved by the Ohio Department of Insurance dated December 19, 2001.  Such loans meet the investment guidelines of UG and conform to the requirements of this agreement.  All loan participations currently existing shall be governed by this current agreement upon its execution and approval.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of this _7th_ day of October, 2005.

FIRST SOUTHERN NATIONAL BANK

	Signature	/s/ Randall Attkisson
	Printed Name	Randall Attkisson
	Title	CFO

ATTEST:

Signature	/s/ Betty England
Printed Name	Betty England
Title	Administrative Assistant

UNIVERSAL GUARANTY LIFE INSURANCE COMPANY

	Signature	/s/ Theodore C. Miller
	Printed Name	Theodore C. Miller
	Title:	Sr. Vice President

ATTEST

Signature	/s/ Daniel S. Maloney
Printed Name	Daniel S. Maloney
Title:	Treasurer